Exhibit 99.2

CONSENT OF UBS SECURITIES LLC

We hereby consent to the use of our opinion letter dated August 8, 2016 to the Special Committee of the Board of Directors of Global Net Lease, Inc. (“GNL“) included as Annex B to the Joint Proxy Statement/Prospectus which forms a part of the Registration Statement on Amendment No. 1 to Form S-4 filed with the Securities and Exchange Commission on October 21, 2016 relating to the proposed merger of GNL and American Realty Capital Global Trust II, Inc. and references to such opinion in such Joint Proxy Statement/Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “Experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ UBS Securities LLC

UBS SECURITIES LLC

New York, New York

October 21, 2016